Exhibit 99.1

NEWS RELEASE

American Oil & Gas Reports 2008 Financial Results

DENVER, March 16, 2009 — American Oil & Gas, Inc. (NYSE-Alternext US: AEZ) reports a net loss to common stockholders of $24.2 million (loss of $0.51 per share, basic and diluted) for the year ended December 31, 2008 (“2008”), as compared to a net loss to common stockholders of $3.8 million (loss of $0.09 per share, basic and diluted), for the fiscal year ended December 31, 2007 (“2007”). The net loss for 2008 includes (i) a non-cash oil and gas properties impairment charge of $24.3 million (ii) a non-cash goodwill impairment charge of $11.7 million and (iii) a gain on sale of oil and gas properties of $16.5 million.

During 2008, American recorded $2.9 million in revenues from the sale of oil and natural gas. In 2007, American recorded $2.0 million in revenues from the sale of oil and natural gas. Lease operating expenses and production taxes were $1.3 million ($26.60 per BOE) for 2008 and $646,000 ($15.94 per BOE) for 2007.

American’s general and administrative expenses remained relatively flat at $4.4 million and $4.3 million for 2008 and 2007, respectively.

In 2008, American used $1.6 million of cash for operating activities and in 2007 American used cash of $1.2 million for operating activities.

American generated $22.5 million in cash from investing activities in 2008 which included cash proceeds of $31.7 million from the sale of oil and gas properties, cash proceeds from sales and redemptions of short term investments of $12.2 million and cash invested in oil and gas properties and oil field equipment inventory of $21.4 million. In 2007, American used $31.8 million in cash for investing activities which consisted of a net investment in short-term investments of $16.4 million, investment in oil and natural gas operations of $16.2 million and $777,000 in cash received from sales of oil and gas assets.

In 2008, American received $57,000 in cash from financing activities resulting from the exercise of common stock warrants. In 2007, American’s cash provided by financing activities totaled approximately $27.9 million which consisted of $26.6 million received from the sale of common stock and an additional $1.3 million was received from the exercise of common stock warrants and options.

At December 31, 2008, American had working capital of $25.6 million which includes $28.7 million in cash and short term investments, total assets of $67.4 million, a long term asset retirement obligation of $431,000, no long term debt and stockholders’ equity of $62.6 million. There are currently 48,307,399 common shares outstanding.

Andrew Calerich, President of American commented, “We begin 2009 with over $25 million in working capital, no long term debt and a large project inventory. We believe we are well positioned to continue through these turbulent economic times with the flexibility to pursue strategic opportunities should they arise. We expect to continue with our operational plans within our focus areas while prudently managing our capital. Our 2009 base case capital expenditures program provides for an approximate $15 million budget that can be modified up or down depending on operational results and commodity prices.”

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.

Selected Financial and Operating Data
(in thousands, except per share and production data)

	Fiscal Year Ended
	12/31/08	12/31/07
CASH FLOW RECAP:
Net cash (used) by operating activities	$(1,634)	$(1,171)
Net cash provide by (used for) investing activities	22,459	(31,826)
Net cash provided by financing activities	57	27,897

FINANCIAL RECAP:
Revenues	$2,895	$1,969
Net (loss) attributable to common stockholders	(24,160)	(3,796)
Net (loss) per common share- basic and diluted	(0.51)	(.09)
Impairment of oil and gas properties	24,310	—
Impairment of goodwill	11,670	—
General and administrative expenses	4,372	4,308
Gains on sales of oil and gas properties	16,500	—
Investment income	512	1,021
Income tax provision (reduction)	(468)	(1,485)

OPERATING DATA:
Net oil production (Bbl)	19,221	17,267
Oil revenues	$1,671	$1,107
Average oil price per Bbl	$86.96	$64.11

Net gas production (MMcf)	173	140
Natural gas revenues	$1,223	$849
Average gas price per Mcf	$7.06	$6.09
Barrels of oil equivalent (“BOE”) sold	48,076	40,532

Lease operating and production taxes	$1,279	$646
LOE and production taxes per BOE	$26.60	$15.94

Depreciation, depletion and amortization-oil and gas properties	$1,210	$1,022
DD&A per BOE	$25.17	$25.21

BALANCE SHEET DATA:
Cash and short term investments	$28,720	$20,691
Total current assets	30,040	21,755
Net property and equipment	35,842	53,632
Total assets	67,389	88,091
Current liabilities	4,391	1,831
Long term liabilities	430	1,383
Stockholders’ equity	62,568	84,877
Total liabilities and stockholders’ equity	67,389	88,091

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 - Denver, CO 80265	303.449.1184

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